Exhibit 99.1
®
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS ANNOUNCES TODD E. SIMPSON
TO STEP DOWN AS CHIEF FINANCIAL OFFICER
— David Poston to be named as Acting CFO —
Seattle, WA — August 22, 2005 — Targeted Genetics Corporation (Nasdaq: TGEN) announced today that Todd E. Simpson, its Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary will leave October 3, 2005 to accept a position with another company.
David Poston, Targeted Genetics’ Senior Director of Finance and Assistant Corporate Secretary, will serve as acting Chief Financial Officer for the company upon Mr. Simpson’s departure. David joined the company in January 1999 and currently leads its finance and accounting operations including internal and SEC financial reporting and financial controls, internal controls, budgeting, treasury and all financial aspects of corporate collaborations. David has over twenty years of financial experience, has had primary responsibility for public company financial disclosure matters since 1993 and started his career in public accounting at KPMG in 1985.
“While we wish Todd well in his endeavors, we are pleased that David will be assuming the role of Acting CFO. David’s extensive experience and tenure at the company managing our financial resources make him a natural choice as Acting CFO to facilitate a smooth transition,” said H. Stewart Parker, President and Chief Executive Officer.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. We use our considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Our product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease, and hyperlipidemia. To learn more about Targeted Genetics, visit our website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our business strategy, our product development, our personnel and other statements about our plans, objectives, intentions and expectations. In particular, the statements regarding the Company’s future plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, nature and results of our clinical trials, potential development of alternative technologies or more effective products by competitors, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect our intellectual property and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the period ended June 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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